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                                                  The Mills Corporation

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Gazit-Globe Ltd., Chaim Katzman, M G N (USA) Inc., Gazit (1995) Inc.,

                                Hollywood Properties Ltd., Gazit Canada Inc.

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GAZIT-GLOBE RAISES OFFER PRICE TO $25.50 PER SHARE AND ENHANCES TERMS OF RECAPITALIZATION PROPOSAL FOR MILLS

TEL AVIV, ISRAEL, November 21, 2006 — Gazit-Globe Ltd., Israel’s largest real estate investment company (TASE: GLOB), announced today that it has sent a letter to the Chief Executive Officer of The Mills Corporation (NYSE: MLS) revising its proposal to recapitalize The Mills Corporation in an effort to restore shareholder value.

In the letter (a copy of which is attached), Gazit reiterated its belief that acceptance of the recapitalization would be a transformational event for Mills. Gazit sees the recapitalization as the beginning of a process towards revitalizing Mills and providing an opportunity for all stockholders to maximize value.

Highlights of the revised proposal include:

➢

Increase in the per share price of its recapitalization proposal to $25.50, which represents a premium of 44.6% to the 30-day volume weighted average price of Mills’ common stock as of the close of trading on September 28, 2006 (the day before the date of its original proposal);

➢	Elimination of the requirement for a separate class of common stock;
➢	Easing of key closing conditions and assumptions;
➢

Reduction of confirmatory due diligence period by half to only 15 business days to perform due diligence and review Mills’ Form 10-K and Form 10-Qs during which time Gazit is prepared to contemporaneously negotiate and sign a definitive agreement;

➢	No financing contingency; and
➢	Gazit’s Board approval has been already obtained contingent only upon the opportunity to perform requested due diligence.

“We believe this enhanced recapitalization proposal will help maximize value to Mills’ stockholders allowing them to benefit from the upside potential inherent in the Company,” said Chaim Katzman, Gazit-Globe Ltd.’s Chairman of the Board. “We are willing to immediately begin working towards a definitive agreement and look forward to helping restore Mills to its rightful place as one of our industry’s leaders.”

###

About Gazit-Globe

Gazit-Globe is a real estate investment company listed on the Tel Aviv Stock Exchange as part of the TA-25 Index. Gazit-Globe, directly and through subsidiaries and affiliates acquires, develops and operates income producing properties including shopping centers, retirement homes and medical office buildings in growth urban areas in North America, Europe and Israel. Its primary investment objective is the creation of value through long-term maximization of cash flow and capital appreciation from its growing real estate investments. With total assets (in market value) of over $8 billion, Gazit-Globe has interests in 474 properties. This includes 22 properties currently under development that consist of approximately 46 million square feet of gross leasable area.

Forward-Looking Statements

Gazit-Globe Ltd. believes certain statements in this press release may constitute "forward-looking statements”. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. As a consequence, current plans, anticipated actions and results may differ from those expressed in any forward-looking statements made by or on behalf of Gazit-Globe Ltd. and its affiliates. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

Important Information

Gazit-Globe Ltd., Chaim Katzman, M G N (USA) Inc., Gazit (1995) Inc., Hollywood Properties Ltd. and Gazit Canada Inc. intend to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of The Mills Corporation in connection with The Mills Corporation’s next meeting of stockholders to be held for the purpose of electing directors. Security holders are advised to read that proxy statement when it becomes available because it will contain important information. The proxy statement along with any other relevant documents, will be available for free at www.sec.gov. You may also obtain a free copy of the proxy statement, when it becomes available, by contacting MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885, or by sending an email to revivemills@mackenziepartners.com. Quantified information relating to the security holdings of persons who may be deemed to be participants in the solicitation of The Mills Corporation’s stockholders may be found in the Schedule 13D of Chaim Katzman, Gazit-Globe Ltd., M G N (USA) Inc., Gazit (1995) Inc., Hollywood Properties Ltd. and Gazit Canada Inc. filed on October 25, 2006 and amended on November 8, 2006 and as it may be further amended.

Contacts:

Ellen Barry or David Press, Financial Dynamics

212.850.5636 or 212.850.5743

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November 21, 2006

Mark S. Ordan

Chief Executive Officer

The Mills Corporation

5425 Wisconsin Avenue, Suite 500

Chevy Chase, MD  20815

Re: Revised Recapitalization Proposal

Dear Mark:

I am writing to follow up on my letter dated September 29, 2006, in which we first presented our recapitalization proposal.

Having spent considerable additional time and expense analyzing Mills, we are prepared to submit to you our revised proposal to recapitalize Mills in what we believe will be a transformational event for Mills that will allow it to again take its place as one of the industry’s leaders. Most importantly, our proposal will restore shareholder value and permit Mills to again outperform its peers.

As in our original proposal, we will recapitalize Mills with up to $1.2 billion in new capital (in addition to our current holdings) in exchange for which we would be entitled to a majority of seats on the Board. The nominees we choose will permit Mills to continue to comply with the requirement that a majority of the board be “independent” under the NYSE standards.

The revised terms of our proposal are as follows:

➢	Price. Each share of common stock will be issued at a per share price of $25.50 rather than the originally proposed $24.50. Our new offer represents a premium of 44.6% to the 30-day volume weighted average price of Mills’ common stock as of the close of trading on September 28, 2006 (the day before the date of our original proposal).

➢

Shares. We are eliminating the requirement that we receive a separate class of common stock and instead will invest on a pari passu basis with all common stockholders. We will make our $1.2 billion capital infusion in exchange for newly issued shares of Mills’ common stock.

➢	Conditions. We are eliminating our closing conditions and assumptions subject only to a short due diligence period and the following:
▪	NOI. Minimum annual proportionate net operating income (excluding Meadowlands, Madrid Xanadu, St. Enoch and Vaughan) of no less than a $455 million run rate

▪	Debt. Outstanding proportionate current net debt aggregating approximately $4.4 billion

▪	Outstanding Securities. 65.0 million shares of common stock outstanding on a fully diluted basis including all options, restricted shares and outstanding OP Units[1]

➢

Due Diligence. We will need only 15 business days to perform our confirmatory due diligence and to review the financial and other information to be filed in your Form 10-K and Form 10-Qs during which time we are prepared to contemporaneously negotiate and sign a definitive agreement.

➢	No Financing Contingency. Please be advised that we will not need a financing contingency in our definitive agreement.
➢	Board Approval. We have received approval from our board to enter into the recapitalization subject only to the same due diligence opportunity noted above.

We remain willing to sign a confidentiality agreement and standstill pursuant to which we will refrain from buying and selling any stock for as long as the information in your Form 10-K and 10-Qs is not publicly available.

We and our advisors are prepared to begin working immediately toward a definitive agreement which will reflect the binding terms of any agreement we finalize with Mills.

We are committed to proceeding with all due speed and urgency and look forward to your response.

_________________________

1 69.5 million shares of common stock assuming the 4.5 million shares have been granted to Colony Capital and Kan Am in connection with the closing of the Meadowlands transaction in accordance with the terms previously made public in your Form 8-K.

Very truly yours,

/s/ Chaim Katzman

Chaim Katzman

Chairman of the Board

cc: Board of Directors, The Mills Corporation